EXHIBIT 99.1

Scott O'Neal Resigns as COO; Will Continue to Serve as Consultant

FORT WORTH, TX--(Marketwire - 05/20/11) - EVCARCO, Inc. (OTC.BB:EVCA - News) (OTCQB: EVCA) announced today that Scott O'Neal has resigned as COO and from the Board of Directors of the Company effective May 15, 2011.

Mack Sanders, President and CEO of EVCARCO, remarked, "It is with considerable sadness that we must accept Scott's resignation. He was one of the founders of EVCARCO and has labored tirelessly to build our brand to the benefit of our shareholders. We look forward to his continued advice and guidance as an outside consultant."

Scott O'Neal stated, "It is with a great deal of regret that I have resigned for personal reasons. EVCARCO has been my passion and I plan to make every effort to continue to assist the Company in the role of an unaffiliated consultant."

For more information on EVCARCO, Inc., please view: www.evcarco.com. Shareholder inquiries should be directed to (972) 571-1624.

EVCARCO Inc. is the first automotive retail group dedicated to deploying a coast-to-coast network of environmentally friendly franchised dealerships and vehicles. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles from multiple manufactures. EVCARCO - Future Driven ®.

This Press Release contains certain forward-looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

Contact:

Investor Relations Contact:
Jack Eversull
The Eversull Group, Inc.
972-571-1624
214-469-2361 fax
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